EXHIBIT 8.1

ORGANIZATIONAL STRUCTURE

As of April 30, 2007, we had the following significant subsidiaries:

CHC Helicopter Corporation Principal Subsidiaries

Subsidiary	Jurisdiction of Incorporation	Percentage of votes attaching to voting securities beneficially owned, controlled or directed by the Company

CHC Helicopters International Inc.	Canada	100%
CHC Composites Inc.	Canada	100%
4083423 Canada Inc.	Canada	100%
CHC Helicopters (Barbados) Limited	Barbados	100%
CHC Leasing (Barbados) Limited	Barbados	100%
CHC Capital (Barbados) Limited	Barbados	100%
Canadian Helicopters (UK) Limited	Scotland	100%
Survival-One Limited	Scotland	100%
CHC Scotia Limited	England and Wales	100%
Heliworld Leasing Limited	England and Wales	100%
Vinland Denmark AS	Denmark	100%
CHC Denmark ApS	Denmark	100%
Helicopter Services Group AS	Norway	100%
CHC Helikopter Service AS	Norway	100%
Heli-One (Norway) AS	Norway	100%
Heliwest AS	Norway	100%
Heli-One (Europe) AS	Norway	100%
Heli-One America Leasing Inc.	Canada	100%
Heli-One (UK) Limited	Scotland	100%
Lloyd Off-Shore Helicopters Services Pty. Ltd.	Australia	100%
CHC Helicopters (Africa) Pty. Ltd.	South Africa	100%
CHC Helicopters South Africa (Proprietary) Ltd.	South Africa	75%
CHC Ireland Limited	Ireland	100%
CHC Sweden AB	Sweden	100%
CHC Helicopters Netherlands BV	The Netherlands	100%
Schreiner Luchtvaart Groep BV	The Netherlands	100%
CHC Airways BV	The Netherlands	100%
Heli-One (Netherlands) BV	The Netherlands	100%
Capital Aviation Services B.V.	The Netherlands	100%
CHC Reinsurance SA	Luxembourg	100%
CHC (Chad) SA	Chad	100%
Aero Turbine Support Ltd.	British Columbia	100%
CHC Global Operations Inc.	Canada	100%
CHC Global Operations (Canada) Inc.	Canada	100%
Heli-One (US) Inc.	Delaware	100%
Heli-One USA Inc.	Texas	100%
BHH - Brazilian Helicopter Holdings SA	Brazil	20%
BHS - Brazilian Helicopter Services Táxi Aéreo SA	Brazil	20%